Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	Date: April 5, 2023

	Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC. FIRST QUARTER 2023 OPERATIONS UPDATE

FREEHOLD, NJ, April 5, 2023…….UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our first quarter 2023 operating results.

During the first quarter of 2023, demand for sales and rentals remained strong throughout the portfolio. Sales for the first quarter of 2023 were approximately $7.3 million as compared to $4.3 million during the first quarter of 2022, representing a 70% increase and a new quarterly sales record.

Overall occupancy increased by 238 units during the quarter, driven by an increase of 230 new rental units. Additionally, rental home occupancy increased from 93.3% at December 31, 2022 to 93.7% at March 31, 2023. This increase in occupancy, together with rent increases implemented in the first quarter, generated an increase in monthly rental charges of approximately $550,000 as of April 1, 2023, compared to January 1, 2023.

It should be noted that our financial statement closing and review procedures for the quarter ended March 31, 2023 are not yet complete and, as a result, the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter ended March 31, 2023. UMH’s full First Quarter 2023 results will be released on Tuesday, May 9, 2023, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Wednesday, May 10, 2023, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

A NYSE Company: Symbol - UMH

since 1968